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                                                                      EXHIBIT 12

                 CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

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
                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                          --------------------
                                                            1998       1997
                                                          ---------  ---------
Net income............................................... $      69  $      64
Add:
  Interest...............................................        47         39
  Portion of rentals representative of interest factor...         3          2
  Income tax expense and other taxes on income...........        33         31
  Fixed charges of unconsolidated subsidiaries...........         1          1
                                                          ---------  ---------
    Earnings as defined.................................. $     153  $     137
                                                          =========  =========
Interest................................................. $      47  $      39
Portion of rentals representative of interest factor.....         3          2
Fixed charges of unconsolidated subsidiaries.............         1          1
                                                          ---------  ---------
    Fixed charges as defined............................. $      51  $      42
                                                          =========  =========
Preferred dividends:
  Amount declared........................................ $       2  $       2
  Gross-up to pre-tax based on effective rates of 32% and
   33%, respectively..................................... $       3  $       3
Ratio of earnings to fixed charges and preferred
 dividends...............................................      2.83x      3.04x
                                                          =========  =========
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